GALAXY ENERGY CORPORATION
                     UP TO 45,759,957 SHARES OF COMMON STOCK



         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Galaxy Energy Corporation.

         This prospectus relates to the resale by selling stockholders of up to 45,759,957 shares of common stock. We will not receive any proceeds from sale of any of the shares offered by the selling stockholders. We will pay the expenses of registering these shares.

         Our common stock is traded on the OTC Bulletin Board under the symbol "GAXI.OB." On March 31, 2005, the closing bid price for our common stock was $1.66 per share.

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                                  April 1, 2005

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................9
USE OF PROCEEDS...............................................................10
SELLING STOCKHOLDERS..........................................................10
PLAN OF DISTRIBUTION..........................................................15
LEGAL MATTERS.................................................................16
EXPERTS.......................................................................16
WHERE YOU CAN FIND MORE INFORMATION...........................................17
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................17

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

GALAXY ENERGY CORPORATION

         We are in the business of oil and gas exploration and production and are currently acquiring and conducting exploration activities on coal bed methane ("CBM") and other unconventional and conventional natural gas properties in Wyoming, Colorado, Montana, Texas, and Europe in areas that offer attractive exploitation opportunities for natural gas. To date, we have focused our exploration efforts on CBM prospects in the Powder River Basin of Wyoming and Montana, where we had interests in 160 completed wells and 69 wells in various stages of completion as of March 4, 2005.

         We conduct exploration activities to locate natural gas and crude petroleum through two wholly-owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd. As we commence production of these products, they will be sold at the wellhead to purchasers in the immediate area where the products are produced.

         Our principal executive offices are located at 1331 - 17th Street, Suite 730, Denver, Colorado 80202. Our telephone number is (303) 293-2300. Our website is located at WWW.GALAXYENERGY.COM. Information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered..................Up to 45,759,957 shares of common stock that are owned or may be acquired by selling
                                    stockholders.

Use of proceeds.....................We will not receive any of the proceeds from the selling stockholders of shares of our common stock.

Securities outstanding..............61,191,930 shares of common stock as of
                                    March 31, 2005.

Plan of distribution................The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk factors........................An investment is subject to risk.  See "Risk
                                    Factors."

                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus and in our other filings with the SEC, before making an investment decision. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE GENERATED ONLY VERY LIMITED REVENUES. WE HAVE INCURRED SIGNIFICANT LOSSES AND WILL CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

         We are a development stage oil and gas company and have earned very limited production revenue. We have not yet found any proved resources on any of our properties. Our principal activities have been raising capital through the sale of our securities and identifying and evaluating potential oil and gas properties.

         From inception to November 30, 2004, we have an accumulated deficit of $13,550,765. We do not expect our operations to generate sufficient cash flows to provide working capital for our ongoing overhead, the funding of our lease acquisitions, and the exploration and development of our properties. Without adequate financing, we may not be able to successfully develop any prospects that we have or acquire and we may not achieve profitability from operations in the near future or at all.

OUR SHORT-TERM CASH COMMITMENTS REQUIRES US TO SELL MORE DEBT AND/OR EQUITY SECURITIES AND/OR SELL OUR ASSETS, WHICH MAY BE DETRIMENTAL TO OUR SHAREHOLDERS.

         As of November 30, 2004, we have projected we will need approximately $6,615,000 for expenditures on our oil and gas properties and $12,205,141 for payments on our contractual obligations for the year ended November 30, 2005. To fund these expenditures and meet these obligations, we will need to raise additional funds by selling debt and/or equity securities, and selling assets or farm-outs or similar types of arrangements. Any financing obtained through the sale of our equity will likely result in substantial dilution to our shareholders. If we are forced to sell assets to meet out operating and capital requirements, we may not realize the full market value of the assets and the sales price could be less than our carrying value of the assets.

THE LACK OF PRODUCTION AND ESTABLISHED RESERVES FOR OUR PROPERTIES IMPAIRS OUR ABILITY TO RAISE CAPITAL.

         As of November 30, 2004, we have established very limited production of natural gas from a limited number of wells, and have no properties for which reserves have been established, making it more difficult to raise the amount of capital needed to fully exploit the production potential of our properties. Therefore, we may have to raise capital on terms less favorable than we would desire. This may result in increased dilution to existing stockholders.

THE VOLATILITY OF NATURAL GAS AND OIL PRICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         We are producing and selling oil and gas only on a limited basis at this time. However, the prices of natural gas and oil affect our business to the extent that such prices influence a decision to invest in our company. If the prices of natural gas and oil are low, investors may decide to invest in other industries.

TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT.

         We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. Interest on these debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock or securities linked to our common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell, or are issuable upon conversion or exercise of the securities we sell, could be sold into the market, which could adversely affect market price.

THE DEVELOPMENT OF OIL AND GAS PROPERTIES INVOLVES SUBSTANTIAL RISKS THAT MAY RESULT IN A TOTAL LOSS OF INVESTMENT.

         The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge, and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. There is no way to predict in advance of drilling and testing whether any prospect encountering oil or gas will yield oil or gas in sufficient quantities to cover drilling or completion costs or to be economically viable. The seismic data, other technologies, and the study of producing fields in the area do not enable us to know conclusively prior to drilling that oil and gas will be present, or if present, if it is in commercial quantities. We cannot assure anyone that the analogies that we draw from available data from other wells, more fully explored prospects, or producing fields will be applicable to our drilling prospects.

         Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS.

         Drilling coal bed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any play. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, permits may not be issued in a timely fashion or in a form consistent with our plan of operations.

IF WE ARE NOT THE OPERATOR OF OUR WELLS, WE WILL HAVE LITTLE OR NO CONTROL OVER THE PROJECT.

         If we are not the operator of the wells in which we have an interest, we will have limited or no control over the project. More specifically, we will have limited or no control over the following:

             o    the timing of the drilling and recompleting of wells;
             o    the timing and amounts of production; and
             o    the development and operating costs.

In addition, if we should produce natural gas, we may experience possible negative gas balance conditions because the operator may sell to a purchaser other than ours, which may cause a delay in the sale of gas to our interests.

WE MAY INCUR LOSSES AS A RESULT OF TITLE DEFICIENCIES IN THE PROPERTIES IN WHICH WE INVEST.

         It is our practice in acquiring oil and gas leases or undivided interests in oil and gas leases not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of oil and gas lease brokers or landmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific mineral interest. This practice is widely followed in the oil and gas industry. Prior to the drilling of an oil and gas well, however, it is the normal practice in the oil and gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and gas well is to be drilled to ensure there are no obvious deficiencies in title to the well; however, neither we nor the person or company acting as operator of the well will obtain counsel to examine title to such spacing unit until the well is about to go into production. It frequently happens, as a result of such examinations, that certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered. It does happen, from time to time, that the examination made by the title lawyers reveals that the oil and gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and gas lease or leases is generally lost.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS THAT CAN ADVERSELY AFFECT THE TIMING AND COST OF OUR OPERATIONS.

In general, our exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Since we have not yet commenced any drilling activities, compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. As of this date, we are unable to predict the ultimate cost of compliance.

WE ARE SUBJECT TO GOVERNMENTAL REGULATIONS THAT MAY ADVERSELY AFFECT THE COST OF OUR OPERATIONS.

         Oil and gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. Legislation affecting the oil and gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. The possibility exists that laws and regulations enacted in the future will adversely affect the oil and gas industry. Such new legislation or regulations could drive up the cost of doing business to the point where our operations would no longer be profitable.

         Most states in which we own and operate properties have statutes, rules and regulations governing conservation matters including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing of such wells.

OUR COMPETITORS MAY HAVE GREATER RESOURCES THAT COULD ENABLE THEM TO PAY A HIGHER PRICE FOR PROPERTIES.

         The oil and gas industry is intensely competitive and we compete with other companies which have greater resources. Many of such companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market petroleum and other products on a worldwide basis. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects, and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties, to obtain funding and to consummate transactions in a highly competitive environment. There is also competition between the oil and gas industry and other industries with respect to the supply of energy and fuel to industrial, commercial and individual customers. At this stage of our development, we cannot predict if we will be able to effectively compete against such companies.

MARC A. BRUNER AND HIS AFFILIATES CONTROL A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK WHICH WILL ENABLE THEM TO CONTROL MANY SIGNIFICANT CORPORATE ACTIONS AND MAY PREVENT A CHANGE IN CONTROL THAT WOULD OTHERWISE BE BENEFICIAL TO OUR STOCKHOLDERS.

         Marc A. Bruner beneficially owns approximately 20.4% of our stock as of March 15, 2005. In addition, he is the father of our president, Marc E. Bruner. This control by Mr. Bruner could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

         Our limited operating history and the lack of production or reserve reports on our properties make it difficult to predict accurately our future operations. We expect that our operating results will fluctuate significantly from quarter to quarter, due to a variety of factors, many of which are beyond our control. If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline significantly. The factors that could cause our operating results to fluctuate include, but are not limited to:

           o   worldwide or regional demand for energy;
           o   domestic and foreign supply of natural gas and oil;
           o   weather conditions;
           o   domestic and foreign governmental regulations;
           o   political conditions in natural gas or oil producing regions;
           o   price and availability of alternative fuels;
           o   availability and cost of drilling equipment;
           o our ability to establish and maintain key relationships with lessors, drilling partners and drilling funds;
           o the amount and timing of operating costs and capital expenditures relating to maintaining our business, operations, and infrastructure; and
           o general economic conditions and economic conditions specific to the energy sector.

         These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

         In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

         Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

OUR ISSUANCE OF THE CONVERTIBLE NOTES AND WARRANTS COULD SUBSTANTIALLY DILUTE THE INTERESTS OF SHAREHOLDERS.

         The $15.0 million in convertible notes we issued in August 2004 and the $5.0 million in convertible notes we issued in October 2004 are convertible by the holders into shares of our common stock at any time prior to their maturity in March 2007 at a conversion price of $1.87, subject to adjustments for stock splits, stock dividends, stock combinations, and other similar transactions. We issued $7.695 million in notes in March 2005 that are convertible at a price of $1.88 per share. The conversion prices of the convertible notes could be lowered, perhaps substantially, in a variety of circumstances, including:

           o our issuance of common stock below the convertible notes' conversion prices, either directly or in connection with the issuance of most securities that are convertible into, or exercisable for, shares of our common stock;
           o our failure to comply with specific registration and listing obligations applicable to the common stock into which the convertible notes are convertible; and
           o our breaching other obligations to the holders of the convertible notes.

         In addition, we issued to the holders of convertible notes in August 2004 three-year warrants entitling the warrant holders to purchase an aggregate of 5,194,806 shares of our common stock at an exercise price of $1.54 per share. We also issued three-year warrants to the holders of convertible notes in March 2005 to purchase an aggregate of 1,637,234 shares of our common stock at an exercise price of $1.88 per share. Both the number of warrants and the exercise price are subject to adjustments that could make them further dilutive to our shareholders. In addition, the warrants issued in August 2004 provide for the issuance of replacement warrants under certain circumstances. The replacement warrants would have substantially the same terms as the initial warrants, but at a new warrant exercise price at a 15% premium to the then current price.

         Neither the convertible notes nor the warrants establish a "floor" that would limit reductions in the conversion price of the convertible notes or the exercise price of the warrants that may occur under certain circumstances. Correspondingly, there is no "ceiling" on the number of shares that may be issuable under certain circumstances under the anti-dilution adjustment in the convertible notes and warrants. We also issued to the "finders" of the August 2004 financing transaction five-year warrants to purchase 400,000 shares of our common stock at an exercise price of $1.54 per share (of which, warrants to purchase 300,000 shares were issued in August 2004 and warrants to purchase 100,000 shares were issued in October 2004). Accordingly, our issuance of the convertible notes and warrants could substantially dilute the interests of our shareholders.

OUR FAILURE TO SATISFY OUR REGISTRATION, LISTING, AND OTHER OBLIGATIONS WITH RESPECT TO THE COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE WARRANTS COULD RESULT IN ADVERSE CONSEQUENCES, INCLUDING ACCELERATION OF THE CONVERTIBLE NOTES.

         We are required to maintain the effectiveness of the registration statement, of which this document forms a part, covering the resale of the common stock underlying the convertible notes and warrants, until the earlier of the date the underlying common stock may be resold pursuant to Rule 144(k) under the Securities Act of 1933 or the date on which the sale of all the underlying common stock is completed, subject to certain exceptions. We will be subject to various penalties for failing to meet our registration obligations and the related listing obligations for the underlying common stock, which include cash penalties and the forced redemption of the convertible notes at the greater of:

           o      125% of the principal amount, plus accrued interest; or
           o the number of shares of our common stock issuable upon conversion, multiplied by the weighted average price of our common stock on the trading day immediately preceding our registration or listing default.

WE ARE OBLIGATED TO MAKE SIGNIFICANT PERIODIC PAYMENTS OF PRINCIPAL AND INTEREST UNDER OUR CONVERTIBLE NOTES.

         We have a material amount of indebtedness outstanding under the convertible notes. We are required to make monthly principal payments of $833,333 and accrued interest. If we at any time default on our payment obligations the creditors will have all rights available under the instrument, including acceleration, termination, and enforcement of security interests. Such security interests cover all of our assets and those of our subsidiaries.

FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION.

         From time to time, we sell restricted stock, warrants, and convertible debt to investors in private placements. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing stockholders. Also, from time to time, options are issued to officers, directors, or employees, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing stockholders. The amount of dilution will depend on the spread between the market and exercise price, and the number of shares involved.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

         Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

THE ISSUANCE OF SHARES UPON EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon exercise of warrants may result in substantial dilution to the interests of other stockholders. In addition, such shares would increase the number of shares in the "public float" and could depress the market price for our common stock.

OUR OFFICERS AND DIRECTORS ARE ENGAGED IN OTHER BUSINESSES WHICH MAY RESULT IN CONFLICTS OF INTEREST.

            Certain of our officers and directors also serve as directors of other companies or have significant shareholdings in other companies. For example, our chairman, Marc A. Bruner, our largest shareholder and chairman of our Advisory Committee, serves as the chairman of the board of Gasco Energy, Inc. and is involved with other natural resource companies. In addition, C. Tony Lotito, our Chief Financial Officer, Treasurer and a director, is also a director of Gasco Energy, Inc. and is involved with other natural resource companies.

            To the extent that such other companies participate in ventures in which we may participate, or compete for prospects or financial resources with us, these officers and directors will have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict must disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such participation or such terms.

            In accordance with the laws of the State of Colorado, our directors are required to act honestly and in good faith with a view to the best interests of Galaxy. In determining whether we will participate in a particular program and the interest therein to be acquired by us, the directors will primarily consider the degree of risk to which we may be exposed and our financial position at that time.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates by reference "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include, but are not limited to, our assumptions about energy markets, production levels, reserve levels, operating results, competitive conditions, technology, the availability of capital resources, capital expenditure obligations, the supply and demand for oil and natural gas, the price of oil and natural gas, currency exchange rates, the weather, inflation, the availability of goods and services, drilling risks, future processing volumes and pipeline throughput, general economic conditions (either internationally or nationally or in the jurisdictions in which we are doing business), legislative or regulatory changes (including changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations), the securities or capital markets and other factors disclosed under "Risk Factors", in documents we incorporate by reference, and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. The warrants contain a provision for cashless exercise. If that provision is utilized, we will not receive any proceeds.


                              SELLING STOCKHOLDERS

         This prospectus covers the offer and sale by the selling stockholders of up to 12,758,646 shares of common stock owned by the selling stockholders and issuable upon exercise of warrants. All shares issued or to be issued are and will be restricted securities as that term is defined in Rule 144 of the Securities and Exchange Commission, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with Rule 144.

         No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and the registration statement of which this prospectus is a part has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are required to amend the registration statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our common stock by the selling stockholders.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the exercise of warrants is subject to adjustment. To provide for adjustments that may occur in the future, the number of shares covered by this prospectus, and as shown in the table below, has been calculated at 130% of the total number of shares issuable upon exercise of the warrants, as such warrants have been originally issued.

         The common stock covered by this prospectus is to be offered for the account of the following selling stockholders listed below. All material relationships that any security holder has had with us or any of our predecessors or affiliates in the past three years are disclosed in footnotes to the table.

--------------------------------------------------------------------------------------------------------------------
                                                                                         OWNERSHIP AFTER OFFERING
                                               NUMBER OF                            --------------------------------
                                                SHARES             SHARES
                                             BENEFICIALLY       REGISTERED FOR          NUMBER OF
   NAME OF SELLING SHAREHOLDER               OWNED (1)<F1>        RESALE (1)<F1>        SHARES (2)<F2>   PERCENT (3)<F3>
-------------------------------------------------------------------------------------------------------------------
AS Capital Partners, LLC                          11,111             14,444                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Abacus (C.I.) as trustees of The Distel           50,847             66,101                  -0-            --
Trust
-------------------------------------------------------------------------------------------------------------------
Adams Market Neutral Fund, LLP                    32,000             41,600                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Adams Select Fund, LP                             23,000             29,900                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Advantage Equities Inc.                           10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Advantage Partnership L.P.                       833,333            875,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Alexandra Global Master Fund Ltd.              1,236,833          1,303,500                  -0-            --
-------------------------------------------------------------------------------------------------------------------

                                       10

--------------------------------------------------------------------------------------------------------------------
                                                                                         OWNERSHIP AFTER OFFERING
                                               NUMBER OF                            --------------------------------
                                                SHARES             SHARES
                                             BENEFICIALLY       REGISTERED FOR          NUMBER OF
   NAME OF SELLING SHAREHOLDER               OWNED (1)<F1>        RESALE (1)<F1>        SHARES (2)<F2>   PERCENT (3)<F3>
-------------------------------------------------------------------------------------------------------------------
Ardour Capital Investments LLC                       937              1,218                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Bank Julius Baer & Co                             42,857             45,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Bara Limited                                      27,778             36,111                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Harvey Bayard                                      2,535              3,295                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Karl Bessey                                       15,000             15,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Kirk Birkenfeld                                    5,400              7,020                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Bovaro Partners LLC                               10,593             13,771                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Brighton Capital LTD                               9,000             11,700                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Bristol Investment Fund, Ltd.                     33,333             43,333                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Marc Alan Bruner (4)<F4>                       7,299,625            497,390           6,863,252             11.2%
-------------------------------------------------------------------------------------------------------------------
Scott Cacchione                                    3,625              4,713                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Cambridge Family Partnership                      11,111             14,444                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Capital Ventures International                    55,556             72,223                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Carrera Investments Limited                    1,072,164          1,085,846              53,436              0.1%
-------------------------------------------------------------------------------------------------------------------
Castle Creek Technology Partners LLC              83,333            108,333                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Notzer Chesed                                     11,111             14,444                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Choice VII Market Neutral Fund                     4,700              6,110                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Choice Long-Short Fund                            20,000             26,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Choice Market Neutral Fund                        17,000             22,100                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Leonard Cohen                                     33,334             35,001                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Conestoga Partners LP                              9,000             11,700                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Bill Corbett                                      73,453             95,489                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Cougar Limited                                    10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Cranshire Capital, L.P.                           27,778             36,111                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Crescent International Ltd.                      336,000            352,800                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Crestview Capital Fund II, LP                    754,023            966,131                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Crestview Capital Master, LLC                     28,000             36,400                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Charles B. Crowell                               186,272            103,154             100,000              0.2%
-------------------------------------------------------------------------------------------------------------------
Charles Crown                                     17,000             17,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Terrence Cush                                     15,000             19,500                  -0-            --
-------------------------------------------------------------------------------------------------------------------
DL Family Limited Partnership (5)<F5>          3,000,000          1,000,000           2,000,000              3.3%
-------------------------------------------------------------------------------------------------------------------
Romeo DeBattista                                   6,000              7,800                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Joseph Drescher                                    7,143              9,286                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Edward and Edna Elbaor Family LP #2                5,000              6,500                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Elliott Associates, L.P.                          22,222             28,889                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Elliott International, L.P.                       33,333             43,333                  -0-            --
-------------------------------------------------------------------------------------------------------------------
First Equity Securities AG                        42,857             45,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Susanna E. Foels                                   1,500              1,950                  -0-            --
-------------------------------------------------------------------------------------------------------------------
GP Management                                     20,000             20,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Generation Capital Associates                     14,286             18,572                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Michael Gomes                                     10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Gross Foundation, Inc.                            16,667             21,667                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Israel Grossman                                    2,820              3,667                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Gryphon Master Fund, LP                          182,540            237,302                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Jean V. Haltom                                    10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Roland Hartmann                                   42,857             45,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------

                                       11

--------------------------------------------------------------------------------------------------------------------
                                                                                         OWNERSHIP AFTER OFFERING
                                               NUMBER OF                            --------------------------------
                                                SHARES             SHARES
                                             BENEFICIALLY       REGISTERED FOR          NUMBER OF
   NAME OF SELLING SHAREHOLDER               OWNED (1)<F1>        RESALE (1)<F1>        SHARES (2)<F2>   PERCENT (3)<F3>
-------------------------------------------------------------------------------------------------------------------
Lynn H. Hawkins                                   17,000             17,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Hazelton Capital Limited                          22,000             28,600                  -0-            --
-------------------------------------------------------------------------------------------------------------------
JRSquared LLC                                     20,000             26,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Michael Jacks                                    335,401            396,021                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Jade Resources Inc.                               50,848             66,102                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Veena Kaila                                        5,556              7,223                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Andy Katz                                         75,000             75,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Richard P. Kiphart                               254,238            330,509                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Christoph Kriesi                                  21,428             22,499                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Laconia Capital Corporation                          600                780                  -0-            --
-------------------------------------------------------------------------------------------------------------------
James Ladner                                     106,535            117,067                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Mark Lamb                                          3,625              4,713                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Bruce Lazier                                      85,085            110,610                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Listokin Family Trust                            115,133            133,601                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Lobrano International, S.A.                       10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Jason Lyons                                       24,360             31,668                  -0-            --
-------------------------------------------------------------------------------------------------------------------
MarketWise Trading, Inc.                          30,000             39,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Nicholas Mathys                                  226,318            224,747              53,436              0.1%
-------------------------------------------------------------------------------------------------------------------
Veronica McCarthy                                  1,620              2,106                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Cecil Ronald McRay                                 6,900              6,900                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Melton Management Ltd.                            11,111             14,444                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Omicron Master Trust                              55,556             72,223                  -0-            --
-------------------------------------------------------------------------------------------------------------------
OTAPE Investments LLC                             11,111             14,444                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Platinum Partners Value Arbitrage Fund           113,492            147,539                  -0-            --
LP
-------------------------------------------------------------------------------------------------------------------
Reggie Brent Pooley                               10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Professional Traders Fund, LLC                    42,857             55,714                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Quaneco, L.L.C. (6)<F6>                          610,170            793,221                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Norman Rabenstein                                  5,000              6,500                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Realtime Transaction LLC                          10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Thomas & Sandra Redding                           10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Schaeppi Renato                                   14,286             18,572                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Resource Venture Management                    5,222,729            323,204           4,899,525              8.0%
-------------------------------------------------------------------------------------------------------------------
William J. Ritger                                203,390            264,407                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Reuven Rosenberg                                   5,000              6,500                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Shelly Shaffer                                     1,798              2,337                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Gary Shemano                                     368,719            439,335                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Silver Oak Investments                           138,889            180,556                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Michael R. Skinner                                50,000             50,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Spectrum Galaxy Fund Ltd.: re: CM                 25,000             32,500                  -0-            --
Market Neutral Fund
-------------------------------------------------------------------------------------------------------------------
Tradewind Investments                            665,516            674,237             146,872              0.2%
-------------------------------------------------------------------------------------------------------------------
Triumph Securities Corporation                    10,593             13,771                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Kurt von Kleist                                   20,000             20,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Wealth Preservation Defined Benefit Plan          40,678             52,881                  -0-            --
-------------------------------------------------------------------------------------------------------------------
West End Convertible Fund, L.P.                   16,667             21,667                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Kurt Wettenschwiler                               21,428             22,499                  -0-            --
-------------------------------------------------------------------------------------------------------------------

                                       12

--------------------------------------------------------------------------------------------------------------------
                                                                                         OWNERSHIP AFTER OFFERING
                                               NUMBER OF                            --------------------------------
                                                SHARES             SHARES
                                             BENEFICIALLY       REGISTERED FOR          NUMBER OF
   NAME OF SELLING SHAREHOLDER               OWNED (1)<F1>        RESALE (1)<F1>        SHARES (2)<F2>   PERCENT (3)<F3>
-------------------------------------------------------------------------------------------------------------------
Whalehaven Fund Limited                           11,111             14,444                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Richard Wien                                      42,857             45,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Worthington Growth L.P.                           27,778             36,111                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Heinz Wurtenberger                                85,715             90,001                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Catherine H. Wynkoop                              25,000             25,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Linda Margaret Yeats                              50,847             66,101                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Yokim Asset Management Corp.                      11,111             14,444                  -0-            --
-------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                14,116,521
-------------------------------------------------------------------------------------------------------------------
-----------------

(1)<F1> Includes shares that such selling stockholder could acquire by exercising its warrants.
(2)<F2> The number of shares registered is 100% of the shares owned as of March 15, 2005 and 130% of the shares issuable on exercise of the warrants.
(3)<F3> Based on 61,186,374 shares outstanding as of March 15, 2005.
(4)<F4> Mr. Bruner is our principal shareholder and chairman of our advisory committee. Excludes shares owned by Resource Venture Management, which appears separately in this table.
(5)<F5> The shares reflected as owned by DL Family Limited Partnership were issued as partial consideration for property interests in January 2004.
(6)<F6> On August 5, 2003, we entered into a Lease Option and Acquisition Agreement with Quaneco, L.L.C.

         This prospectus also relates to the resale of 33,001,311 shares of common stock issuable upon conversion of or as interest on the convertible notes issued in August 2004 and October 2004 or upon exercise of the warrants issued in August 2004. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time to time. Except for the ownership of the convertible notes and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by the selling shareholders. The second column lists the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of the convertible notes and the warrants, that would have been issuable to the selling shareholders as of March 15, 2005, assuming conversion of all convertible notes and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

         In accordance with the terms of the registration rights agreement with the holders of the convertible notes and the warrants, this prospectus generally covers the resale of at least that number of shares of common stock equal to (a) the sum of (1) 175% of the greater of (A) $20,000,000 divided by the trading price of our common stock and (B) the number of shares of common stock issuable upon conversion of the convertible notes, and (2) 110% of the number of shares of common stock issuable upon exercise of the warrants, determined as if the outstanding convertible notes and warrants were converted or exercised, as applicable, in full as of the second trading day immediately preceding the filing of the initial registration statement that was filed covering the resale of these sharess, less (b) the number of shares sold as of March 15, 2005. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

         Under the terms of the convertible notes and the warrants, the selling shareholders may not convert the convertible notes, or exercise the warrants, to the extent such conversion or exercise would cause the selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                                        OWNERSHIP AFTER OFFERING
                                                                                     -----------------------------
                                                   NUMBER OF
                                                    SHARES
                                                 BENEFICIALLY     REGISTERED FOR      NUMBER OF
        NAME OF SELLING SHAREHOLER           OWNED (1)<F1>(2)<F2>  RESALE (2)<F2>      SHARES            PERCENT
HFTP Investment L.L.C (3)<F3>                       8,004,976       17,046,491                 0           0%
Gaia Offshore Master Fund, Ltd. (3)<F3>             2,065,801        4,399,094                 0           0%
Caerus Fund Ltd. (3)<F3>                              258,225          549,886                 0           0%
AG Domestic Convertibles, L.P. (4)<F4>              1,549,351        3,301,394                 0           0%
AG Offshore Convertibles, Ltd. (4)<F4>              3,615,150        7,704,446                 0           0%
*Less than 0.1%
-----------------

(1)<F1> The shares of common stock considered beneficially owned by each selling shareholder equal that number of shares of our common stock that such selling shareholder could acquire by converting its convertible notes at the initial conversion price of $1.87 per share, taking into account accrued but unpaid interest as of March 15, 2005, and by exercising its warrants. This does not reflect any agreement with the selling shareholders subsequent to the date of this prospectus, other than the anticipated waiver of an anti-dilution adjustment resulting from the issuance of convertible notes and warrants in March 2005.

(2)<F2> The selling shareholders may sell up to 33,001,311 shares of our common stock under this prospectus. As discussed in footnote (1) above, the selling shareholders may convert the convertible notes into shares of our common stock at any time at the initial conversion price of $1.87 per share, subject to certain adjustments. We may elect to satisfy our obligation to make payments under the convertible notes, and under certain circumstances we may be obligated to satisfy such obligations, by requiring partial conversions of the convertible notes into shares of our common stock. If such a partial conversion takes place, the conversion price, subject to certain anti-dilution adjustments, would be the lower of:
             o $1.87, representing 140% of the average of the volume weighted average price of our common stock for the 20 consecutive trading days immediately preceding the issuance date of the convertible notes; or
             o 93% of the average of the weighted average trading price of our common stock on the trading day prior to conversion during the time period to which the installment relates.

         The number of shares registered is at least 110% of the shares of our common stock issuable on exercise of the warrants and 175% of the shares of our common stock underlying the convertible notes at the lower of the conversion prices discussed above, based on the average of the weighted average trading prices of our common stock during the five trading days ended November 3, 2004, less the number of shares sold as of March 15, 2005.

(3)<F3> Promethean Asset Management, LLC, a New York limited liability company ("Promethean"), serves as investment manager to HFTP Investment L.L.C. ("HFTP"), Gaia Offshore Master Fund, Ltd. ("Gaia"), and Caerus Fund Ltd. ("Caerus") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP, Gaia, and Caerus. The ownership information for each of these three selling shareholders does not include the ownership information for the others. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP, Gaia, and Caerus and each of HFTP, Gaia, and Caerus disclaims beneficial ownership of the shares beneficially owned by the others. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, HFTP, Gaia, and Caerus.

(4)<F4> Angelo, Gordon & Co., L.P., a Delaware limited partnership, serves as managing member of the general partner of AG Domestic Convertibles, L.P and as director of AG Offshore Convertibles, Ltd. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo, Gordon & Co., L.P. Each of Angelo, Gordon & Co., L.P. and Messrs. Angelo and Gordon disclaim beneficial ownership of the shares held by AG Domestic Convertibles, L.P. and AG Offshore Convertibles, Ltd.

                              PLAN OF DISTRIBUTION

         We are registering the resale of shares of common stock held by selling shareholders, and shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of the shares of common stock by the holders of the convertible notes and the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

         The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

         (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,
         (2)  in the over-the-counter market,
         (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,
         (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or
         (5)  through the settlement of short sales.

         If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

         The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants, or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling shareholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

         The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

         The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $25,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, or the selling shareholders will be entitled to contribution, in accordance with the registration rights agreement. We will be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders for use in this prospectus, or we will be entitled to contribution, in accordance with the registration rights agreement.

         Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.


                                  LEGAL MATTERS

         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.


                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus and registration statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

         The financial statements and schedules incorporated by reference in this prospectus and registration statement have been audited by Wheeler Wasoff, P.C., an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file or furnish reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be read and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information about us that we file or furnish electronically with the SEC are available at the SEC's website at WWW.SEC.GOV or at our website at www.galaxyenergy.com.

         The information in this prospectus itself may not contain all the information that may be important to your decision whether to invest in the common stock. You should read the entire prospectus, including the documents incorporated by reference into the prospectus (as well as the exhibits to those documents), before making an investment decision.

         Any statement contained in any document included herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents we will file with the SEC in the future. We hereby incorporate by reference the following documents into this prospectus:

           o our amended Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended November 30, 2004, filed with the SEC on March 17, 2005;
           o our amended current report on Form 8-K (Amendment No. 1) dated March 1, 2005, filed with the SEC on March 21, 2005; and
           o the description of our common stock contained in our registration statement on Form 10SB12G/A filed with the SEC on March 2, 2001.

         Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

         Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Galaxy Energy Corporation,
Attn: Investor Relations, 1331 - 17th Street, Suite 730, Denver, Colorado 80202, or call (303) 293-2300.